Exhibit 10.30

January 29, 2020

American Superconductor Corporation 114 East Main Street Ayer, MA 01432 Attention: James Maguire, EVP Technology
Re:	HSBC Bank USA, N.A. Standby Letter of Credit dated August 6, 2019

Ladies and Gentlemen:

Reference is made to (i) that certain Subcontract Agreement No. 08900001-007 (the “Agreement”), dated October 31, 2018, by and between American Superconductor Corporation (“AMSC”) and Commonwealth Edison (“Subcontractor”), and (ii) that certain Standby Letter of Credit issued by HSBC Bank USA, N.A. (“HSBC”) on August 6, 2019 (the “Original Letter of Credit”). Notwithstanding anything in the Agreement to the contrary, AMSC and Subcontractor hereby agree as follows:

1.

AMSC has provided to Subcontractor as of the date hereof an amendment to the Original Letter of Credit, a copy of which is attached hereto as Exhibit A (the “Letter of Credit Amendment”). The Original Letter of Credit as amended by the Letter of Credit Amendment (hereinafter the “Amended Letter of Credit”), is satisfactory to Subcontractor and fully satisfies AMSC’s obligations to deliver a Letter of Credit (as defined in the Agreement) under Section 3.4 of the Agreement;

2.

The issuing financial institution of the Amended Letter of Credit will provide at least one hundred and eighty (180) days’ prior written notice of its decision not to renew the Amended Letter of Credit;

3.

In the event the issuing financial institution elects not to renew the Amended Letter of Credit, AMSC may utilize up to the then-undrawn amount of the Amended Letter of Credit to fund any replacement standby letter of credit and, in the event AMSC obtains such replacement standby letter of credit, neither the expiration nor replacement of the Amended Letter of Credit shall be deemed a breach by AMSC of the Agreement that would entitle Subcontractor to draw upon the replacement standby letter of credit;

4.

Subcontractor may immediately draw on the Amended Letter of Credit upon providing written notice of its intent to do so in the event AMSC has not provided Subcontractor a replacement standby letter of credit in conformance with the terms of the Agreement within ninety (90) days of the issuing financial institution’s notice of non-renewal of the Amended Letter of Credit, provided, that, to the extent Subcontractor is able to and does draw the full undrawn amount of the Amended Letter of Credit, the failure of AMSC to provide a replacement standby letter of credit in accordance with this letter shall not, by itself, permit Subcontractor to terminate the Agreement pursuant to Section 2.2.2 thereof. AMSC shall promptly notify Subcontractor of any such non-renewal decision by the issuing financial institution and provide copies of any notices received from such institution relating thereto;

5.

Upon drawing funds from the Amended Letter of Credit (the “LoC Funds”), Subcontractor shall immediately segregate the funds and shall hold them in trust solely for the benefit of the Parties in connection with their respective rights and obligations under the Agreement. Subcontractor may only withdraw monies from the LoC Funds to which it is entitled under the terms of the Agreement. Subcontractor shall provide to AMSC the same documentation as required in the Agreement and adhere to all conditions prescribed therein in respect of any and all draws it makes against the LoC Funds;

6.

Subcontractor shall promptly return any LoC Funds that remain undrawn and that are not entitled to be drawn pursuant to the Agreement or otherwise subject to a good faith dispute relating thereto following the earlier to occur of (i) sixty (60) days after final, unconditional and non-appealable acceptance of the HTS Cable System (as defined in the Agreement) into the rate base, or (ii) termination of the Warranty Period (as defined in the Agreement), unless the Agreement has already been terminated or cancelled by Subcontractor or the LoC Funds otherwise have been drawn in full by Subcontractor; and

7.

To the maximum extent necessary to give effect to the provisions of this letter, the parties agree that this letter constitutes an amendment to the Agreement. In the event of ambiguous or contradictory language between the Agreement and this letter, the terms and conditions set forth in this letter shall govern and control. Except as amended herein, all terms of the Agreement are unchanged and are in full force and effect.

If the foregoing is acceptable to you, please acknowledge your agreement by signing where indicated below.

Sincerely,

COMMONWEALTH EDISON

By: /s/ Michelle Blaise
Name: Michelle Blaise
Title:   Senior VP Technical Services

Accepted and agreed as of the date first written above:

AMERICAN SUPERCONDUCTOR CORPORATION

By: /s/ James F. Maguire

Name: James F. Maguire

Title:    EVP Technology

cc:	American Superconductor Corporation Attn: General Counsel (legal@amsc.com)

EXHIBIT A